Exhibit 99.1

Argon ST, Inc. Announces Management Change

FAIRFAX, VA — (BUSINESS WIRE) — July 8, 2005 — Argon ST, Inc. (NASDAQ:STST) today announced that Donald F. Fultz has resigned as Chief Financial Officer to pursue other opportunities, effective as of July 9, 2005. Argon ST also announced that its board of directors has appointed Victor F. Sellier, the Company’s current Vice President, Business Operations and Secretary, to assume the additional duties of Chief Financial Officer upon Mr. Fultz’s resignation. Mr. Fultz will continue to be employed by the Company and will assist in transition matters until August 5, 2005.

“We want to thank Don for his years of service at Sensytech, Inc., as well as for his efforts throughout the Argon/Sensytech merger and our subsequent integration,” stated Terry L. Collins, Chairman, CEO and President. “Don leaves Argon in excellent financial condition, with a very sound and effective financial and compliance infrastructure. We wish Don the very best in his future pursuits.”

Prior to the merger of Argon Engineering Associates, Inc. and Sensytech, Inc. in September 2004, Mr. Sellier was the Chief Financial Officer, Secretary and Treasurer of Argon Engineering. Mr. Sellier is a director of the Company. “Vic brings great financial and industry experience and exceptional business insight to his additional role as CFO, and I look forward to continuing our growth and success with him,” said Mr. Collins.

About Argon ST, Inc.

Argon ST designs, develops, and manufactures systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (signals intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

CONTACT:	S. Kent Rockwell kent.rockwell@argonst.com URL: www.argonst.com 703.995.4278